Exhibit 99.1

BJ’s Wholesale Club, Inc	One Mercer Road	P.O. Box 9601	Natick, MA 01760

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney
Vice President, Investor Relations
508.651.6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS OCTOBER SALES

November 6, 2003, Natick, MA—BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for October 2003 increased by 15.9% to $506.1 million from $436.8 million in October 2002. On a comparable club basis, sales increased by 10.2% for the month of October, including a contribution from gasoline sales of 3.0%. For the third quarter, total sales increased by 18.2% and comparable club sales increased by 11.3%, including a 3.8% contribution from sales of gasoline.

Year to date, total sales increased by 15.9% and comparable club sales increased by 7.9%, including a 4.0% contribution from sales of gasoline.

Commenting on the results, BJ’s president and chief executive officer, Mike Wedge said, “Comparable club sales of food rose by approximately 10% during the month of October, the highest increase of the year. Among the strongest food categories were candy, fresh meat, paper products prepared foods, produce, and water. General merchandise sales increased by approximately 3% for the month, driven by strong sales of computer equipment, health & beauty aids, ladies’ apparel and TVs.”

Sales Results for October

($ in thousands)

Four Weeks Ended		% Change
November 1,	November 2,	Net	Comp.
2003	2002	Sales	Sales
$506,128	$436,827	15.9%	10.2%

Thirty-nine Weeks Ended		% Change
November 1,	November 2,	Net	Comp.
2003	2002	Sales	Sales
$4,691,521	$4,047,760	15.9%	7.9%

The Company provided the following additional information regarding October sales:

Comparable club sales increases by week were as follows: low double digit in weeks one through three and high-single digit in week four. Comparable club sales increased in all major markets, with the highest increase in the Southeast, followed by the Upstate New York, Mid-Atlantic, New England and Metro New York regions.

Excluding sales of gasoline, the average transaction amount for the month of October was essentially flat and traffic increased by approximately 8%.

Categories with the strongest sales increases included candy, health & beauty aids, fresh meat, fresh prepared foods, ladies’ apparel, produce, TVs and water. Weaker categories included cigarettes, giftware and office supplies.

-More-

Conference Call for Third Quarter Results

BJ’s plans to announce financial results for the third quarter ended November 1, 2003 on November 18, 2003 at approximately 7 a.m. Eastern Time. At 8:30 a.m. Eastern Time, also on November 18, 2003, BJ’s management will hold a conference call to discuss the third quarter financial results and the outlook for the fourth quarter of 2003. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfn to hear the call live, or to listen to an archive of the call, which will be available for approximately one quarter following the call.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 147 clubs and 76 gas stations compared with 139 clubs and 64 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

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